Execution Version

Exhibit 10.12

DATED March 5, 2020

Poly Platinum Enterprises Limited

AMTD Digital Inc.

and

Mr. Calvin Choi

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 5, 2020 by and between:

1.	Poly Platinum Enterprises Limited, a company with limited liability duly established and validly existing under the laws of British Virgin Islands (the “Investor”);

2.	AMTD Digital Inc., a company with limited liability duly established and validly existing under the laws of the Cayman Islands (the “Company”); and

3.	Mr. Calvin Choi, holder of Hong Kong permanent resident identification card no. ****************** (the “Founder”).

The Company, the Investor, and the Founder are each referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, The Company desires to issue and sell to the Investor, and the Investor desires to subscribe to and purchase from the Company certain number of Class A Shares (defined below) of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1 In addition to the terms defined in the context hereof, the following terms shall have the meanings ascribed to them below.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that none of the Company, the Founder, and any of their respective Subsidiaries shall be considered an Affiliate of the Investor; provided further that neither AMTD Group nor any of AMTD Group’s Subsidiaries shall be considered an Affiliate of the Founder.

“AMTD Group” means AMTD Group Company Limited, a British Virgin Islands company.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Audited Financials” means audited consolidated financial statements as of and for the year ended December 31, 2019 to be prepared in accordance with IFRS.

“Balance Sheet Date” means December 31, 2019.

“Benefit Plan” means any bonus plan, incentive plan, profit sharing plan, occupational retirement scheme, or any other plan, which provides options or other equity incentives for any employee, officer, consultant, or director of a Person.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in the Cayman Islands or Hong Kong are authorized or required by Applicable Laws to close.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage, or deed of trust or other agreement, commitment, arrangement, or understanding, whether written or oral.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, or call to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Group Company” means each of the Company and its Subsidiaries, and “Group Companies” refers to all of the Group Companies collectively, details of which are set forth in Schedule 1.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry and investigation.

“Management Accounts” means unaudited condensed consolidated financial statements as of and for the year ended December 31, 2019 prepared in accordance with IFRS.

“Material Adverse Effect” means any event, circumstance, change, or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Group Companies taken as a whole, provided, however, that none of the following, either alone or in combination, shall be considered a “Material Adverse Effect”: (i) events, circumstances, changes, or effects that generally affect the industries in which the Group Companies operate (including legal and regulatory changes), (ii) general economic or political conditions or events, circumstances, changes, or effects affecting the markets generally, and (iii) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared), social unrest, or health epidemics occurring after the date hereof.

“Memorandum and Articles” means the memorandum and articles of association of the Company, as amended, in effect from time to time.

“New Securities” means Class A Shares, Class B Shares, or any preferred shares of the Company issued by the Company after the Closing Date, other than (i) Class A Shares issued or issuable upon conversion of the Class B Shares, (ii) shares issued or issuable upon a stock split, stock dividend, or any subdivision of the ordinary shares, (iii) ordinary shares issued or issuable upon the conversion of any preferred shares, (iii) shares issued or issuable pursuant to an acquisition, merger, business combination, or similar transaction of or with another entity by the Company approved by the Board, (iv) shares issued or issuable pursuant to financing lease and bank financing arrangements approved by the Board, (v) shares issued or issuable in joint venture or other strategic transactions that are not primarily for the purpose of fundraising, as determined by the Board, and (vi) shares issued or issuable in any public offering of the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, the U.S. Department of Commerce’s Denied Persons List, Entity List, and Unverified List, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, the Annex to Executive Order No. 13224 of the U.S. President, the U.S. Department of State’s Debarred Parties List, or the United Nations sanctions, (iii) a member of any PRC military organization, or (iv) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, member, or employee of a Governmental Authority or a political party; political candidate; executive, official, or employee of a public international organization; or director, officer, or employee of a wholly or majority state-owned or state-controlled enterprise, including a PRC state-owned or state-controlled enterprise, in each case where the role is remunerated by the respective organization and has decision-making power within that organization.

“Qualified IPO” means a firm commitment underwritten public offering of the Class A Shares of the Company (i) in the United States registered under the Securities Act, pursuant to an effective registration statement thereunder, with a public offering price that implies a market capitalization of the Company immediately prior to such offering of not less than US$600 million or (ii) in any other jurisdiction which results in the Class A Shares trading publicly on a recognized regional or national securities exchange, including the Stock Exchange of Hong Kong Limited and Singapore Exchange Limited, so long as such offering satisfies the market capitalization requirement set forth in the foregoing clause (i).

“Securities” means any ordinary shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture, or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person.

“Tax” means (i) taxes, charges, levies, or other assessments, and (ii) interest, penalties, fines, or additional amounts imposed by any Taxing Governmental Authority in connection with any item described in clause (i).

“Tax Return” means any return, report, or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any encumbrance on, any Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Securities.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below.

Agreement	Preamble
Closing	Section 2.2
Company	Preamble
Compliance Laws	Section 3.20(a)
Confidential Information	Section 5.2
Consultation Period	Section 8.14(a)
Dispute	Section 8.14(a)
HKIAC	Section 8.14(b)
Indemnifiable Loss	Section 8.1(a)
Indemnifying Party	Section 8.1(a)
Indemnitee	Section 8.1(a)
Investor	Preamble
Issue Notice	Section 7.1(a)
Lease	Section 3.8
Leased Property	Section 3.8
Observer	Section 7.2
Original Issue Price	Section 2.1
Permit	Section 3.7
Purchased Shares	Section 2.1
Purchase Price	Section 2.1
Representatives	Section 3.20(a)

2.	PURCHASE AND SALE.

2.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (as defined below) the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 1,500,000 Class A Shares (the “Purchased Shares”) for an aggregate purchase price of HK$116,590,500 (equivalent to US$15,000,000) (the “Purchase Price”) at a per share price of US$10.00 (the “Original Issue Price”), representing a pre-money valuation of US$368,000,000 on a fully-diluted basis.

2.2 Closing. The closing of the transactions as set forth in Section 2.1 (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures subject to and within three (3) Business Days (defined below) after satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the Company and the Investor may agree.

(a) The Investor shall, at the Closing, pay the Purchase Price by wire transfer of Hong Kong dollars in immediately available funds to a designated account of the Company, provided that the Company shall deliver wire transfer instructions to the Investor at least three (3) Business Days prior to the Closing.

(b) The Company shall (i) cause, at the Closing, its register of members to be updated to reflect the Investor as the record holder of the Purchased Shares, and (ii) deliver to the Investor, within three (3) Business Days after the Closing, a certified copy of an extract of such updated register of members and a share certificate issued in favor of the Investor representing the Purchased Shares, duly signed for and on behalf of the Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDER.

Subject to such exceptions as may be specifically set forth in the corresponding sections of a disclosure schedule set forth in Exhibit B, where applicable, the Company and the Founder hereby jointly and severally represent and warrant to the Investor as follows:

3.1 Organization, Standing, and Qualification. Each Group Company is duly established, validly existing, and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the place of its establishment and has all requisite power and authorization to own its properties and assets and to carry on its business as now conducted. Each Group Company is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The corporate structure of the Group Companies as of the date of this Agreement is set forth in Schedule 1. Save as set forth in Schedule 1, no Group Company owns or controls, directly or indirectly, any other Person or is or was a participant in any joint venture, partnership, or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.2 Capitalization.

(a) The capitalization structure of the Company (on a fully diluted and as converted basis), immediately prior to and immediately after the Closing, is set forth in Schedule 2. Immediately prior to the Closing, the Company is authorized to issue 10,000,000,000 ordinary shares, including (i) 8,000,000,000 Class A Shares, of which 8,000,000 Class A Shares are issued and outstanding, and (ii) 2,000,000,000 Class B Shares, of which 38,800,000 Class B Shares are issued and outstanding. The register of members of the Company provided by the Company to the Investor prior to the Closing is true and correct as of the date provided.

(b) Except for those set forth in Section 3.2(b) of Exhibit B, the ordinary shares set forth in Section 3.2(a), and the transactions contemplated herein, (i) there are no authorized or outstanding Equity Securities of the Company, (ii) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal, or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (iii) neither any Group Company nor the Founder is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any Group Company, or the purchase or sale of Equities Securities of any Group Company, or the right to cause the redemption, or repurchase of, any Equity Securities of such Group Company. The Company has not granted any registration or information right to any Person, nor is the Company obliged to list, any of the Equity Securities of any Group Company on any securities exchange. The Group Companies do not have any Benefit Plan.

3.3 Authorization; Enforceability; Validity. All corporate actions on the part of the Company necessary for the authorization, execution, and delivery of, and the performance of the obligations of the Company under this Agreement have been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of the Company and the Founder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Valid Issuance of Purchased Shares. The Purchased Shares, when issued, sold, delivered, and paid for by the Investor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and non-assessable.

3.5 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereunder, other than on the part of the Investor, have been duly obtained or completed and are in full force and effect. The execution, delivery, and performance of this Agreement by the Company and the Founder do not, and the consummation by such Party of the transactions contemplated hereunder will not, (i) result in a violation of the Memorandum and Articles or any charter document of any Group Company, (ii) conflict with or result in any termination or violation of, or constitute a default under, or give rise to any augmentation or acceleration of any material liability of any Group Company under, any Contract to which any Group Company is a party, in any material respect, or (iii) result in the creation of any lien upon any of the material properties or assets of the Company taken as a whole.

3.6 Financial Statements. The Company has delivered the Management Accounts to the Investor prior to the date hereof. Except as may be otherwise indicated in the Management Accounts, the Management Accounts (i) are in accordance with the books and records of the Group Companies, (ii) are true, correct, and complete and present fairly the financial condition of the Group Companies as a whole as of the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with the IFRS applied on a consistent basis. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Management Accounts, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Management Account (which reserves are adequate and were calculated on a basis consistent with IFRS), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. There is no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company. None of the receivables owing to any Group Company (i) has any material recoverability risk, (ii) is payable by an account debtor that is insolvent or bankrupt, or (iii) has been pledged to any third party by any Group Company. The financial condition and results of operations of the Group Companies as a whole as presented in the Audited Financials will not be materially worse (in particular, without limitation, the amount of net income and revenue in the Audited Financials shall not be less than 90% of the respective amount set forth in the Management Accounts for the same accounting period) than the financial condition and results of operations of the Group Companies as a whole as presented in the Management Accounts.

3.7 Compliance with Applicable Laws. Each Group Company is, and has been, in compliance with Applicable Laws in all material respects. To the knowledge of the Company and the Founder, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any Applicable Laws, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case in any material respect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. No Group Company is under investigation with respect to a material violation of any Applicable Law. The Group Companies have all material permits, licenses, authorizations, consents, orders and approvals (“Permits”) that are required in order to carry on their business as presently conducted. All such material Permits are in full force and effect.

3.8 Assets. The assets included in the Management Accounts or acquired by the relevant Group Company since the Balance Sheet Date are the property of the relevant Group Company free from any Encumbrance, and all such assets are in the possession or under the control of the relevant Group Company. Each Group Company has the legal right to occupy the applicable real property leased to such Group Company (the “Leased Properties”) upon the terms and conditions of the lease agreements (the “Leases”). The Leased Properties are being used for lawful purposes, which are permitted by the Leases, and the actual occupation has not violated any relevant land, construction, or user regulations applicable to the Leased Properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

3.9 No Undisclosed Liabilities. Except as disclosed in the Management Accounts, there are no liabilities of any Group Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than: (i) liabilities incurred since the Balance Sheet Date in the ordinary course of business, (ii) any other undisclosed liabilities that are not material to the Company on a consolidated basis, and (iii) any liabilities incurred pursuant to this Agreement.

3.10 Material Contracts. Each material Contract of the Company is a valid and binding agreement, the performance of which does not and will not violate any Applicable Laws, and is in full force and effect and enforceable against the parties thereto, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.11 Employment Matters. Each Group Company is in material compliance with all its obligations under Applicable Laws relating to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity, and collective bargaining, and there are no claims capable of arising or threatened or pending by any employee in respect of any accident or injury that are not fully covered by insurance. Save as any scheme that a Group Company is or may become obliged to join or subscribe under Applicable Laws, there are no scheme or funds in respect of retirement or pension to employees to which any of the Group Companies is a party or in respect of which there is any obligation or liability.

3.12 Exempt Offering. The offer and sale of the Purchased Shares under this Agreement are or shall be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities laws and regulations. None of the Company, its affiliates, or any person acting on its behalf, has engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) in the United States in connection with the transactions contemplated in this Agreement.

3.13 Tax Matters. All Tax Returns required to be filed by each Group Company for all taxable periods ending prior to the Closing have been duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns are true, correct, and complete in all material respects. None of the Group Companies have received notice regarding unpaid Taxes in any material amount claimed to be due by the relevant Governmental Authorities. No Group Company has been the subject of any material examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any material examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

3.14 Intellectual Property Rights. Each Group Company owns or otherwise has the sufficient rights to all intellectual properties necessary and sufficient to conduct its business as currently conducted by such Group Company without any conflict with or infringement of the rights of any other Person.

3.15 Insurance. Each Group Company has obtained the insurance coverage that is materially consistent with the types and coverage levels maintained by other similarly situated companies in the same industry.

3.16 Insolvency and Winding Up. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution, or liquidation of any Group Company and no administrator, receiver, or manager has been appointed in respect thereof. None of the Group Companies has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation, or similar Law of any jurisdiction and no such proceedings have been commenced against any Group Company.

3.18 Litigation. There are no pending or, to the knowledge of the Company and the Founder, threatened material actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against any Group Company or any of its officers or directors in any material respect.

3.19 Changes. Since the Balance Sheet Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iii) has not engaged in any new line of business or entered into any agreement, transaction, or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been any Material Adverse Effect or any material change in the way the Group Companies conduct the business, and there has not been by or with respect to the Group Companies taken as a whole:

(a) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to the business, whether tangible or intangible, other than the purchases or sales in the ordinary course of business consistent with past practice;

(b) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise), sale, or disposition of any Person or business that is material to the business of the Company;

(c) any waiver, termination, cancellation, or compromise of a material right or claim;

(d) any incurrence, creation, or assumption of (i) any material lien or (ii) any material indebtedness or guarantee, other than as incurred, created, or assumed in the ordinary course of business consistent with past practice;

(e) any amendment to or termination of any material Contract, any entering of any new Contract that would have been a material Contract if in effect on the date hereof, or any amendment to or waiver under any charter document;

(f) any material change in any employee compensation arrangement of the Group Companies, or adoption of any Benefit Plan;

(g) any declaration, setting aside, or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(h) any material change in accounting methods or practices or any revaluation of any of its assets;

(i) except in the ordinary course of business consistent with past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(j) any commencement or settlement of any material charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any Applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority, against the Company;

(k) any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company; or

(l) any agreement or commitment to do any of the things described in this Section 3.19.

3.20 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a) Each Group Company and the Founder and their respective directors, officers, and employees, and to the knowledge of the Company and the Founder, agents and other persons acting on behalf of the Group Companies and the Founder (collectively, “Representatives”), are and have been in compliance with all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Furthermore, to the knowledge of the Company and the Founder, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies, or (ii) serves as an officer, director, or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor, to the knowledge of the Company and the Founder, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or

(ii) the taking of any action by any Person which (A) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any Compliance Law, or

(iii) the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(iv) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(b) No Group Company or, to the knowledge of the Company and the Founder, any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery. To the knowledge of the Company and the Founder, none of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(c) No Group Company or, to the knowledge of the Company and the Founder, any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant, or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants to the Company and the Founder as follows.

4.1 Authorization. The Investor has all requisite power, authority, and capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized (including as approved by the investment committee and the board of directors of the Investor), executed, and delivered by the Investor. This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of such Investor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Purchase for Own Account. The Purchased Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof (other than any interest held by eligible employees in accordance with the employee co-investment plan of Greater Bay Area Homeland Investments Limited from time to time). By executing this Agreement, the Investor further represents that it does not have any contract with any person to sell, transfer, or grant participations to any person, with respect to any of the Purchased Shares.

4.3 Organization, Good Standing, and Qualification. The Investor is duly established, validly existing, and in good standing under the laws of the jurisdiction of its formation, and is a Subsidiary of Greater Bay Area Homeland Development Fund LP.

4.4 Investment Experience. The Investor acknowledges that it is able to fend for itself, can bear the economic risks of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares.

4.5 Status of Investor. The Investor is (i) not a U.S. person within the meaning of Rule 902 of Regulation S under the Act, or (ii) purchasing the Purchased Shares outside the United States in compliance with Regulation S under the Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

4.6 Restricted Securities. Investor understands that the Purchased Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

4.7 Legends. It is understood that the certificates evidencing the Purchased Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

5.	COVENANTS.

5.1 5.1 Lock-Up. The Investor shall not, during the Lock-Up Period (as defined below), Transfer any Securities without the prior written consent of the Company (which the Company may grant or withhold in its sole discretion). Notwithstanding the foregoing sentence, the Investor may freely Transfer any Securities to any of its Subsidiaries, provided that the Investor shall cause such Subsidiary to which it makes such Transfer to be subject to the same lock-up restrictions provided in the first sentence under this Section 5.1 and the Investor shall be responsible for any breach of such lock-up restrictions by such transferees. As used herein, the “Lock-Up Period” with respect to any Securities held by the Investor will commence on the Closing Date and continue until and include the date that is 180 days after the pricing of an initial public offering of the Class A Shares of the Company. For the avoidance of doubt, subject to this Section 5.1, the Investor may freely Transfer the Securities in compliance with Applicable Laws, provided that the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) upon and after such Transfer. The Company shall, and the Founder shall cause the Company to, update its register of members upon the consummation of any such permitted Transfer.

5.2 Non-Disclosure. The Investor shall, and shall cause its Affiliates (which for purposes of this Section 5.2 shall also include the limited partners of Greater Bay Area Homeland Development Fund LP and the shareholders of Greater Bay Area Homeland Investments Limited) to: (i) treat and hold as strictly confidential (and not disclose or provide access to any person or entity to) all confidential or proprietary information relating to the transactions contemplated hereby, including without limitation the existence and content of this Agreement (collectively, “Confidential Information”), (ii) in the event that the Investor or any of its affiliates becomes legally compelled to disclose any such information, provide the Company with prompt written notice of such requirement (to the extent compliant with Applicable Laws) so that the Company may seek a protective order or other remedy or waive compliance with this Section 5.2, and (iii) in the event that such protective order or other remedy is not obtained, or the Company chooses to waive compliance with this Section 5.2, furnish only that portion of such confidential information that is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information.

6.	CONDITIONS TO CLOSING.

6.1 Conditions to Obligations of All Parties. The obligations of each Party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law or no judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated hereby; and

(b) no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority.

6.2 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the Closing are subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of the Company and the Founder that are qualified hereunder by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of the Company and the Founder that are not qualified hereunder by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date;

(b) Appleby, the Cayman Islands counsel of the Company, has delivered a legal opinion dated as of the Closing Date addressed to the Investor, which is reasonably satisfactory to the Investor;

(c) the Investor is reasonably satisfied with the results of its commercial, financial, and legal due diligence on the Company and any other Group Companies;

(d) the delivery to the Investor of a copy of the Board resolutions approving (i) the issue of the Purchase Shares to the Investor, (ii) the execution and delivery of this Agreement, (iii) the entry of the name of the Investor into the register of members, reflecting the Investor as the holder thereof, and (iv) the transactions contemplated under this Agreement;

(e) the Company shall have performed or complied with all obligations and conditions herein required to be performed or complied with by the Company on or prior to the Closing Date; and

(f) there shall have been no Material Adverse Effect.

6.3 Conditions to Obligations of the Company and the Founder. The obligations of the Company and the Founder to consummate the Closing are subject to the satisfaction of the following further conditions:

(a) the representations and warranties of the Investor herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; and

(b) the Investor shall have performed all obligations and conditions herein required to be performed or observed by the Investor on or prior to the Closing Date.

7.	INVESTOR RIGHTS.

7.1 Preemptive Right.

(a) For so long as the Investor continues to comply with Section 5.1, if the Company proposes to issue any New Securities after the Closing, the Company shall notify the Investor in writing of such proposal (an “Issue Notice”) not less than seven (7) Business Days prior to any such issuance. The Issue Notice shall specify the number and type of New Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price or range of prices per New Security and other material conditions).

(b) The Investor shall have the right to purchase such number of New Securities at its election, so as to enable the Investor to hold, after the issuance of the New Securities that are the subject to the Issue Notice, a pro rata portion of the New Securities equal to the percentage of the Company’s outstanding share capital (on a fully-diluted and as-converted basis) then held by the Investor immediately prior to the issuance of the New Securities, upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within five (5) Business Days of the Investor’s receipt of the Issue Notice. If such notice is not given by the Investor within such period thereof, the Investor shall be deemed to have elected not to exercise its rights under this Section 7.1(b) with respect to the issuance described in that specific Issue Notice.

(c) If the Investor exercises its rights provided in this Section 7.1(b), the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place concurrently with the closing of the relevant offering of the Company. The Company and the Investor will use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Applicable Laws necessary in connection with the offer, sale and purchase of, such New Securities.

(d) If the Investor fails to exercise its right provided in Section 7.1(b) within the requisite period, or if the Investor fails to consummate its transaction within the requisite period set forth in Section 7.1(c), the Company shall thereafter be entitled to issue and sell within ninety (90) days the New Securities not elected to be purchased pursuant to this Section 7.1 by the Investor at a price no less than that offered to the Investor, and otherwise upon terms and conditions no more favorable to any third-party purchasers of such securities than were specified in the Issue Notice. Notwithstanding the foregoing, if such issuance or sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such issuance or sale may be consummated by the Company shall be extended until the expiration of ten (10) Business Days after all such approvals or consents have been obtained or waiting periods expired. If the Company has not issued and sold the New Securities within such ninety- (90-) day period (as such period may be extended in the manner described in the preceding sentence), the Company shall not thereafter offer, issue or sell such or any other New Securities without first offering such securities to the Investor in the manner provided in this Section 7.1.

(e) In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

7.2 Board Observation Right. For so long as the Investor continues to comply with Section 5.1, after the Closing, the Company shall permit the Investor to designate one (1) senior executive of the Investor to attend all meetings of the Board in a non-voting observer capacity (the “Observer”) and, in this respect, shall give such Observer notice of such meetings and copies of all meeting materials when such materials are distributed to the members of the board; provided that (i) the Observer shall have no voting rights, (ii) the Observer shall agree to hold in confidence and trust with respect to all information provided at or with respect to any meetings of the Board, and (iii) the Company reserves the right to withhold any information and materials and to exclude the Observer from any meeting or portion thereof (x) if, upon the advice of counsel (including any internal counsel), access to such information or materials or attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company (or its applicable subsidiary) and its counsel or result in a conflict of interest, or (y) if the chairman of the Board, at his or her discretion, believes in good faith that excluding the Observer from such information or materials or such meetings or portion thereof is reasonably appropriate or necessary.

7.3 The entire Section 7 shall immediately terminate upon the completion of a Qualified IPO.

8.	MISCELLANEOUS.

8.1 Indemnity.

(a) The Company and the Founder (each an “Indemnifying Party”) shall jointly and severally indemnify the Investor and its directors, officers, employees, and agents (each an “Indemnitee”) against any losses, liabilities, damages, liens, penalties, diminution in value, costs, and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by such Indemnitee (the “Indemnifiable Loss”) as a result of (i) any breach or violation of any representation or warranty made by the Indemnifying Party, or (ii) any breach by the Indemnifying Party of any covenant or agreement contained herein.

(b) If an Indemnitee believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Indemnifying Party stating specifically the basis on which such claim is being made, the material facts related thereto, and (if ascertainable or quantifiable) the amount of the claim asserted. In the event of a third-party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Indemnifying Party, no settlement shall be deemed conclusive with respect whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Indemnifying Party. Any dispute related to this Section 8.1(b) shall be resolved pursuant to Section 8.14 hereof.

(c) (i) The Indemnifying Party shall not have any liability under this Agreement until the aggregate amount of Indemnifiable Loss incurred by an Indemnitee exceeds an amount equal to US$100,000, in which case such Indemnitee shall be entitled to indemnification of the entire amount of the Indemnifiable Loss; and (ii) the amount of Indemnifiable Loss for which the Indemnitee may be indemnified by the Indemnifying Party under this Agreement shall be limited to the Purchase Price actually paid by the Investor.

(d) Notwithstanding any other provision contained herein, this Section 8.1 shall be the sole and exclusive monetary remedy of each Party for any claim arising out of or resulting from this Agreement and the transactions contemplated hereby, except that no limitation or exceptions with respect to the obligations or liabilities on any Party provided in Section 8.1(c) shall apply to an Indemnifiable Loss arising due to the fraud or willful misconduct of such Party.

8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.3 Survival. The representations and warranties made herein shall survive for two (2) years after the Closing.

8.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. This Agreement and the rights and obligations therein may not be assigned by a Party without the written consent of the other Parties.

8.5 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any applicable confidentiality and non-disclosure agreements executed by the Parties prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers, and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to a Party, upon delivery; (ii) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (iii) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid, and addressed to the relevant Party or Parties as set forth in Exhibit A; or (iv) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant Parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.6, by giving the other parties written notice of the new address in the manner set forth above.

8.7 Amendments. Any term of this Agreement may be amended only with the written consent of the Company and the Investor.

8.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character of any breach or default under this Agreement or any waiver thereof, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

8.9 Finder’s Fees. Each Party represents and warrants to the other Parties that it has retained no finder or broker in connection with the transactions contemplated by this Agreement.

8.10 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

8.11 Counterparts. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.13 Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done, and executed such further acts, deeds, conveyances, consents, and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.14 Dispute Resolution.

(a) Consultation Between Parties. Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to, or in connection with this Agreement, or the breach, termination, or invalidity hereof (including the validity, scope, and enforceability of this arbitration provision) (the “Dispute”) shall first be attempted to be resolved through consultation between the Parties in good faith for a period of thirty (30) days after written notice has been sent by registered mail by any Party to the other Party (the “Consultation Period”).

(b) Arbitration. If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the matter to arbitration with notice to any other Party or Parties. The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. The arbitration tribunal shall consist of three arbitrators. The language of the arbitration shall be English. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

8.15 Calculation Adjustment. Calculation of any share number or any per share amount shall be adjusted from time to time for any share split, share dividend, share combination, recapitalization, or any other similar transactions after the Closing Date, as appropriate.

8.16 Expenses. The Investor and the Company shall bear their own cost and expense for consummation of the transaction contemplated hereunder.

8.17 Rights of Third Parties. Unless otherwise stated, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement but this does not affect any right or remedy of a third party that exists or is available apart from that Ordinance. The Parties do not require the consent of any Person that is not party to this Agreement to rescind or vary this Agreement at any time.

[The Remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

AMTD DIGITAL INC.

By:	/s/ Michelle Li
Name: Michelle Li
Title: Director & CEO

THE FOUNDER:

CALVIN CHOI

/s/ Calvin Choi

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTOR:

POLY PLATINUM ENTERPRISES LIMITED

By:	/s/ LI Yuezhong
Name: LI Yuezhong
Title: Director

SCHEDULE 1

Group Companies

SCHEDULE 2

Capitalization Tables

CAPITALIZATION TABLE IMMEDIATELY BEFORE CLOSING

(fully diluted)

Name of Shareholder	Class of Shares	Number of Shares	Shareholding	Voting Rights
Maoyan Entertainment	Class A Ordinary Shares	300,000	0.63%	0.04%
Value Partners Greater China High Yield Income Fund	Class A Ordinary Shares	5,500,000	11.45%	0.70%
Ariana Capital Investment Limited	Class A Ordinary Shares	2,200,000	4.58%	0.28%

Subtotal	Class A Ordinary Shares	8,000,000	16.66%	1.02%
AMTD Group Company Limited	Series B Ordinary Shares	36,800,000	76.62%	93.73%
Infinity Power Investments Limited	Series B Ordinary Shares	2,000,000	4.17%	5.09%

Subtotal	Series B Ordinary Shares	38,800,000	80.79%	98.82%

Shares Issuable Under Warrants		1,226,667	2.55%	0.16%

Total		48,026,667	100%	100%

CAPITALIZATION TABLE IMMEDIATELY AFTER CLOSING

(fully diluted)

Name of Shareholder	Class of Shares	Number of Shares	Shareholding	Voting Rights
Maoyan Entertainment	Class A Ordinary Shares	300,000	0.61%	0.04%
Value Partners Greater China High Yield Income Fund	Class A Ordinary Shares	5,500,000	11.11%	0.70%
Ariana Capital Investment Limited	Class A Ordinary Shares	2,200,000	4.44%	0.28%
Poly Platinum Enterprises Limited	Class A Ordinary Shares	1,500,000	3.03%	0.19%

Subtotal	Class A Ordinary Shares	9,500,000	19.18%	1.21%
AMTD Group Company Limited	Series B Ordinary Shares	36,800,000	74.30%	93.55%
Infinity Power Investments Limited	Series B Ordinary Shares	2,000,000	4.04%	5.09%

Subtotal	Series B Ordinary Shares	38,800,000	78.34%	98.64%

Shares issuable under Warrants		1,226,667	2.48%	0.15%

Total		49,526,667	100%	100%

EXHIBIT A

Notices

To the Company or Founder

Address:	23/F—25/F Nexxus Building, 41 Connaught Road, Central, Hong Kong

Email:	*********************

Attention:	*********************

To the Investor

Address:

Room 3806-10, 38/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Email:

*********************;

*********************;

*********************

Attention: *********************

EXHIBIT B

Disclosure Schedule

Section 3.2(b):

1,226,667 Class A Shares issuable upon exercise of warrant held by Value Partners Greater China High Yield Income Fund; and

Supplemental Letter dated March 5, 2020 between Investor and Founder.